Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

ROLLINS, INC. REPORTS SECOND QUARTER AND SIX MONTHS 2012

FINANCIAL RESULTS

ATLANTA, GEORGIA, July 25, 2012: Rollins, Inc. (NYSE:ROL), a premier North American consumer and commercial services company, today reported strong unaudited financial results for its second quarter ended June 30, 2012.

The Company recorded second quarter revenues of $334.9 million, an increase of 4.5% over the prior year’s second quarter revenue of $320.4 million.  Net income increased 6.7% to $33.1 million or $0.23 per diluted share for the second quarter ended June 30, 2012, compared to $31.1 million or $0.21 per diluted share for the same period in 2011.

Rollins’ revenues rose 5.4% for the first six months of 2012 to $624.3 million compared to $592.1 million for the prior year.  Net income for the first six months of 2012 was $56.2 million, or $0.38 per diluted share, compared to net income of $49.7 million, or $0.34 per diluted share for the same period last year.

In the second quarter, the Company repurchased 713,781 shares at a weighted average price of $21.06 per share bringing the total number of shares repurchased year-to-date to 781,781 at a weighted average price of $20.93.  In total, 5,298,183 additional shares may be purchased under the share repurchase program.

Gary W. Rollins, President and Chief Executive Officer of Rollins, Inc. stated, “We are pleased to report another solid quarter.  Our revenue growth reported this quarter and for the first six months of this year reflects the contributions from all our brands.  We remain focused on our customer service and sales programs.  Our team’s consistent execution and strong operational initiatives should continue to contribute to a successful 2012.”

Rollins, Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Western Pest Services, Orkin Canada, The Industrial Fumigant Company, Waltham Services LLC., Crane Pest Control and Trutech LLC., the Company provides essential pest control services and protection against termite damage, rodents and insects to more than 2 million customers in the United States, Canada, Mexico, Central America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe and Africa from more than 500 locations. You can learn more about our subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.orkincanada.ca, www.indfumco.com, www.walthamservices.com, www.cranepestcontrol.com, www.trutechinc.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about the Company’s focus on customer service and sales programs and the Company’s belief that its consistent execution and strong operational initiatives should continue to contribute to a successful 2012.  The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, economic and competitive conditions which may adversely affect the Company’s business; the degree of success of the Company’s pest and termite process, and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; the Company’s ability to attract and retain skilled workers, and potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations.  All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements.  A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2011.

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in thousands)

At June 30, (unaudited)	2012	2011
ASSETS
Cash and cash equivalents	$62,060	$25,820
Trade accounts receivables, net	73,784	71,457
Financed receivables, net	12,822	12,068
Materials and supplies	12,162	12,305
Deferred income taxes	30,477	27,628
Other current assets	19,004	20,198
Total Current Assets	210,309	169,476
Equipment and property, net	76,963	74,026
Goodwill	210,971	213,705
Customer contracts and other intangible assets	137,865	144,947
Deferred income taxes	21,088	13,156
Financed receivables, long-term	12,569	11,319
Other assets	11,009	10,503
Total Assets	$680,774	$637,132

LIABILITIES
Accounts payable	$29,676	$31,853
Accrued insurance	22,244	20,580
Accrued compensation and related liabilities	56,234	60,951
Unearned revenue	96,127	93,387
Line of credit	—	10,000
Other current liabilities	36,459	32,478
Total Current Liabilities	240,740	249,249
Accrued insurance	28,185	26,830
Accrued pension	29,793	8,253
Long-term accrued liabilities	37,749	39,617
Total Liabilities	336,467	323,949

STOCKHOLDERS’ EQUITY
Common stock	146,071	146,904
Retained earnings and other equity	198,236	166,279
Total stockholders’ equity	344,307	313,183
Total Liabilities and Stockholders’ Equity	$680,774	$637,132

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share data)

(unaudited)

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
REVENUES
Customer services	$334,872	$320,436	$624,337	$592,079
COSTS AND EXPENSES
Cost of services provided	165,993	159,645	314,075	300,543
Depreciation and amortization	9,613	9,288	19,380	18,488
Sales, general and administrative	106,068	101,757	200,892	193,255
Interest Expense	20	178	71	370
	281,694	270,868	534,418	512,656
INCOME BEFORE TAXES	53,178	49,568	89,919	79,423
PROVISION FOR INCOME TAXES	20,051	18,507	33,712	29,722
NET INCOME	$33,127	$31,061	$56,207	$49,701

NET INCOME PER SHARE - BASIC	$0.23	$0.21	$0.38	$0.34
NET INCOME PER SHARE - DILUTED	$0.23	$0.21	$0.38	$0.34

Weighted average shares outstanding - basic	146,417	147,245	146,557	147,358
Weighted average shares outstanding - diluted	146,428	147,314	146,571	147,441

(( CONFERENCE CALL ANNOUNCEMENT ((

Rollins, Inc.

(NYSE: ROL)

Management will hold a conference call to discuss

Second Quarter 2012 results on:

Wednesday, July 25, 2012 at:

10:00 a.m. Eastern

9:00 a.m. Central

8:00 a.m. Mountain

7:00 a.m. Pacific

TO PARTICIPATE:

Please dial 877-941-6009 domestic;

480-629-9819 international
at least 5 minutes before start time.

REPLAY: available through August 1, 2012

Please dial 800-406-7325/303-590-3030, Passcode: 4551562

THIS CALL CAN ALSO BE ACCESSED THROUGH THE INTERNET AT

www.viavid.net

Questions?

Contact Samantha Alphonso at Financial Relations Board at 212-827-3746

Or email to salphonso@mww.com